Exhibit 99.1
Sevcon, Inc. 155 Northboro Road Southborough, MA 01772
For Immediate Release

SEVCON, INC. ANNOUNCES NEW $3.5 MILLION SECURED
REVOLVING CREDIT FACILITY

Southborough, Mass. June 21, 2011 - Sevcon, Inc. (Nasdaq: SEV) announced today that its wholly owned subsidiary, Sevcon USA, Inc., has entered into a $3.5 million secured revolving credit facility with RBS Citizens, N.A. by entering into a Loan and Security Agreement. Sevcon USA expects to use the new revolving credit facility for working capital and for general corporate purposes.

The facility, which has a three-year term, does not require amortization of principal and may be paid before maturity in whole or in part at Sevcon USA’s option without penalty or premium.

“Due to our prospects for future growth in the on-road electric vehicle market, we see an increasing requirement for higher levels of working capital,” said Matt Boyle, Sevcon president and CEO. “The availability of this revolving credit facility will help fund this growth.”

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle’s power source. The company supplies customers throughout the world from its operations in the USA, the UK, France and the Asia Pacific region and through an international dealer network. Sevcon’s customers are manufacturers of on- and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com

Forward‐Looking Statements

Forward‐looking statements in this release about Sevcon’s product development and sales growth are subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers’ products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; continuing economic instability may cause customers to delay, decrease or cancel purchases of our products; we are dependent on a few key suppliers and subcontractors for most components, sub‐assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we have a small number of key customers whose loss would adversely affect our results; and our worldwide operations are subject to the risks of international trade, including without limitation regional economic downturns, exchange rate fluctuations, and changing laws, regulatory practices and tariffs.

Contact:
David Calusdian	Matt Boyle
Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503
dcalusdian@InvestorRelations.com	matt.boyle@Sevcon.com